Exhibit 10.1
ACI WORLDWIDE, INC.
LTIP Performance Shares Agreement
(2005 Equity and Performance Incentive Plan)
     This LTIP Performance Shares Agreement (this “Agreement”) is made as of                      between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”) and                     , an employee of the Corporation or its Subsidiaries (the “Grantee”).
     WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted, and the stockholders of the Corporation have approved, the 2005 Equity and Performance Incentive Plan, as amended (the “Plan”), which authorizes the Corporation to grant to eligible individuals performance shares, each such performance share being equal in value to one share of the Corporation’s common stock, par value of $0.005 per share (the “Common Shares”); and
     WHEREAS, the Board of Directors has determined that it is desirable and in the best interests of the Corporation and its stockholders to approve a 2010 long-term incentive program and, in connection therewith, to grant the Grantee a certain number of performance shares, in order to provide the Grantee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:
1.	Grant of Performance Shares.
(a)	Subject to the terms of the Plan, the Corporation hereby grants to the Grantee [ ] performance shares (the “Performance Shares”), payment of which depends on the Corporation’s performance as set forth in this Agreement and in the Statement of Performance Goals attached hereto and incorporated herein by this reference (the “Statement of Performance Goals”) approved by the Compensation Committee of the Board of Directors (the “Committee”).

(b)	The Grantee’s right to receive all or any portion of the Performance Shares will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth in the Statement of Performance Goals. The achievement of the Management Objectives will be measured during the period from [ through ] (the “Performance Period”).

(c)	The Management Objectives for the Performance Period will be as set forth on the Statement of Performance Goals.

2.	Earning of Performance Shares.
(a)	Threshold Level Requirement. If, upon the conclusion of the Performance Period, any of the Management Objectives fall below the threshold levels set forth in the performance matrix contained in the Statement of Performance Goals (the “Performance Matrix”), none of the Performance Shares shall become earned.

(b)	Earning Calculation. If, upon the conclusion of the Performance Period, the Management Objectives equal or exceed the threshold levels set forth in the Performance Matrix, a proportionate number of the Performance Shares shall become earned, as determined by mathematical interpolation and rounded up to the nearest whole share.

(c)	Modification. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that in the case of an award to a Covered Employee intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), no such action may result in the loss of the otherwise available exemption of the award under Section 162(m).

(d)	Conditions; Determination of Earned Award. Except as otherwise provided herein, the Grantee’s right to receive any Performance Shares is contingent upon his or her remaining in the continuous employ of the Corporation or a Subsidiary through the end of the Performance Period. For purposes of this Agreement, the continuous employ of the Grantee shall not be considered interrupted or terminated in the case of transfers between locations of the Corporation and its Subsidiaries. Following the Performance Period, with respect to Grantees that are Covered Employees, the Committee shall certify that the Management Objectives have been satisfied and shall determine the number of Performance Shares that shall have become earned hereunder. In all circumstances, the Committee shall have the ability and authority to reduce, but not increase, the amount of Performance Shares that become earned hereunder.
3.	Change in Control. If a Change in Control (as defined on Exhibit A to this Agreement) occurs following completion of the first full fiscal quarter of the Performance Period but before the payment of the Performance Shares as set forth in Section 7 below, the Corporation shall pay to the Grantee, within sixty (60) days following the Change in Control, a number of Performance Shares equal to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 2 above based on the performance of the Corporation at the 100% target level for the full Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full fiscal quarters in the Performance Period completed prior to the Change in Control and the denominator of which is the number of full fiscal quarters in the Performance Period. The remaining Performance Shares shall be forfeited.

4.	Retirement, Disability, Death or Termination without Cause. If the Grantee’s employment with the Corporation or a Subsidiary terminates following completion of the first full fiscal quarter of the Performance Period but before the payment of the Performance Shares as set forth in Section 7 below due to (a) the Grantee’s retirement approved by the Corporation, (b) Disability (as defined below), (c) death or (d) a termination by the Corporation without cause, the Corporation shall pay to the Grantee or his or her executor or administrator, as the case may be, at the time specified in Section 7, a number of Performance Shares equal to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 2 above based on the performance of the Corporation for the full Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full fiscal quarters the Grantee was employed during the Performance Period and the denominator of which is the number of full fiscal quarters in the Performance Period. The remaining Performance Shares shall be forfeited. For purposes of this Agreement, “Disability” means the Grantee’s permanent and total disability as defined in Section 22(e)(3) of the Code.

5.	Other Termination. If the Grantee’s employment with the Corporation or a Subsidiary terminates before the payment of the Performance Shares as provided in Section 7 hereof for any reason other than as set forth in Section 4 above, the Performance Shares will be forfeited.

6.	Leaves of Absence. If the Grantee was on short-term disability, long-term disability or unpaid leave of absence approved by the Corporation for more than thirty (30) consecutive calendar days during any fiscal quarter during Performance Period, the number of Performance Shares earned by the Grantee will be reduced such that the Grantee will only be entitled to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 2 above based on the performance of the Corporation during the Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters the Grantee was employed during the Performance Period (excluding any fiscal quarters during which the Grantee was on a leave of absence for more than thirty (30) consecutive calendar days) and the denominator of which is the number of full fiscal quarters in the Performance Period.

7.	Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth herein will be made in the form of Common Shares, in cash, or in a combination of the two, as determined in the sole discretion of the Committee. Except as otherwise provided in Section 3, payment will be made as soon as practicable after the receipt of audited financial statements of the Corporation relating to the last fiscal year of the Performance Period and with respect to Covered Employees, the determination by the Committee of the level of attainment of the Management Objectives, but in no event shall such payment occur after March 15, 20____. Performance Shares will be forfeited if they are not earned at the end of the Performance Period and, except as otherwise provided in this Agreement, if the Grantee ceases to be employed by the Corporation or a Subsidiary at any time prior to such shares becoming earned.

8.	Withholding of Taxes.
(a)	The Grantee shall be liable for any and all federal, state, local or non-US taxes applicable to the Grantee, including, without limitation, withholding taxes, social security/national insurance contributions and employment taxes, arising out of this grant of Performance Shares, the issuance of Common Shares as payment for earned Performance Shares hereunder or the payment of cash for earned Performance Shares. In the event that the Corporation or the Grantee’s employer (the “Employer”) is required to withhold taxes as a result of the grant of the Performance Shares, the issuance of Common Shares as payment for earned Performance Shares or the payment of cash for earned Performance Shares, the Grantee shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Common Shares, having a Market Value per Share on the date such Performance Shares become taxable equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required social security/national insurance contributions on the date such Performance Shares become taxable, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required social security/national insurance contributions includes a fractional share, then Grantee shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.

(b)	Regardless of any action the Corporation or the Grantee’s Employer takes with respect to any or all income tax, social security/national insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Grantee’s responsibility and that the Corporation and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance Shares, including the grant of Performance Shares, the issuance of Common Shares as payment for earned Performance Shares, the payment of cash for earned Performance Shares or the subsequent sale of any Common Shares issued hereunder and receipt of any dividends; and (ii) do not commit to structure the terms or any aspect of this grant of Performance Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee shall pay the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s grant of Performance Shares, the Common Shares issued as payment for earned Performance Shares or the payment of cash for earned Performance Shares that cannot be satisfied by the means previously described above in Section 8(a). The Corporation may refuse to issue Common Shares as payment of earned Performance Shares related thereto if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

9.	Forfeiture and Right of Recoupment. Notwithstanding anything contained herein to the contrary, by accepting these Performance Shares, Grantee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Grantee, or (b) it is determined that the Grantee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Grantee’s employment), the Board of Directors or a committee thereof (in each case, the “Board”) may take such action with respect to the Performance Shares as the Board, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture of unearned Performance Shares, requiring the transfer of ownership back to the Corporation of Common Shares issued as payment for earned Performance Shares and still held by the Grantee, cash received by the Grantee as payment for earned Performance Shares and the recoupment of any proceeds from the sale of Common Shares issued as payment for Performance Shares earned pursuant to this Agreement. For purposes of this Section 9, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Grantee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Grantee’s misconduct, shall be made by the Board in its sole discretion. Notwithstanding any provisions herein to the contrary, Grantee expressly acknowledges and agrees that the rights of the Board set forth in this Section 9 shall continue after Grantee’s employment with the Corporation or its Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

10.	Cash Dividends. Cash dividends on the Performance Shares covered by this Agreement shall be sequestered by the Corporation from and after the Date of Grant until such time as any of such Performance Shares become earned in accordance with this Agreement, whereupon such dividends shall be converted into a number of Common Shares (based on the Market Value per Share on the date such Performance Shares become earned) to the extent such dividends are attributable to Performance Shares that have become earned. To the extent that Performance Shares covered by this Agreement are forfeited, all of the dividends sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.

11.	Non-Assignability. The Performance Shares and the Common Shares subject to this grant of Performance Shares are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until they become earned as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Performance Shares and Common Shares may be transferred by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 under the Securities Exchange Act of 1934, as amended). Any purported transfer or encumbrance in violation of the provisions of this Section 11, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares or Common Shares.
12.	Adjustments. In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee shall adjust the number and class of shares subject to outstanding Performance Shares and other value determinations applicable to outstanding Performance Shares. No adjustment provided for in this Section 12 shall require the Corporation to issue any fractional share.

13.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

14.	Miscellaneous.
(a)	The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and the stockholders of the Corporation, which are controlling. The interpretation and construction by the Board of Directors and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns. Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.

(b)	The grant of the Performance Shares is discretionary and will not be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment or of the Grantee’s salary or compensation. The Grantee’s acceptance of this grant constitutes the Grantee’s consent to the transfer of data and information from non-U.S. entities related to the Corporation concerning or arising out of this grant to the Corporation and to entities engaged by the Corporation to provide services in connection with this grant for purposes of any applicable privacy, information or data protection laws and regulations.

(c)	This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(d)	This Agreement shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

(e)	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.
15.	Notices. All notices under this Agreement to the Corporation must be delivered personally or mailed to the Corporation at its principal office, addressed to the attention of Stock Plan Administration. The Corporation’s address may be changed at any time by written notice of such change to the Grantee. Also, all notices under this Agreement to the Grantee will be delivered personally or mailed to the Grantee at his or her address as shown from time to time in the Corporation’s records.

SIGNATURE PAGE
     IN WITNESS WHEREOF, the parties hereto have duly executed this Performance Shares Agreement, or caused this Performance Shares Agreement to be duly executed on their behalf, as of the day and year first above written.

ACI Worldwide, Inc.		Grantee:

By:		By:

	Philip G. Heasley, CEO and President		<Name>

ADDRESS FOR NOTICE TO GRANTEE:

Number	Street	Apt.

City	State	Zip Code

SS#		Hire Date

DESIGNATED BENEFICIARY:

Please Print Last Name, First Name MI

Beneficiary’s Street Address

City	State	Zip Code

Beneficiary’s Social Security Number
I understand that in the event of my death, the above-named beneficiary will receive Performance Shares to which I am entitled upon my death, if any, as determined in accordance with the terms of my Agreement. If the beneficiary herein-named does not survive me, these Performance Shares will become the property of my estate. This beneficiary designation supersedes any prior and inconsistent beneficiary designation and does NOT apply to Performance Shares paid to me pursuant to the terms of my Performance Shares Agreement prior to my death.

SIGNATURE	DATE

After completing this page, please make a copy for your records and return it to Stock Plan Administration, ACI Worldwide, Inc. 6060 Coventry Drive, Elkhorn, NE 68022
2005 Equity and Performance Incentive Plan, as amended — Performance Shares Agreement

<Number> Shares	<Date>

Exhibit A
For purposes of this Agreement, “Change in Control” means:
     (1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation, (iv) any acquisition by any Person pursuant to a transaction that complies with (3)(A) below; or (v) any acquisition of beneficial ownership of not more than 25% of the Outstanding Corporation Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (v) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities. Notwithstanding any other provision hereof, if a Business Combination (as defined below) is completed during the Performance Period and the Outstanding Corporation Voting Securities are converted into voting securities of the Combined Corporation (as defined below), but such Business Combination does not constitute a “Change in Control” under (3) below, “Outstanding Corporation Voting Securities” shall thereafter mean voting securities of the Combined Corporation entitled to vote generally in the election of the members of the Combined Corporation Board.
     (2) Any time at which individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors other than as a result of a Business Combination that does not constitute a “Change in Control” under Sections (1) above or (3)(A) below; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (an “Election Contest”);
     (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business

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Combination”), in each case unless, following such Business Combination, (A) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination (the “Combined Corporation”)) beneficially owns, directly or indirectly, such number of the then-Outstanding Corporation Voting Securities as would constitute a “Change in Control” under (1) above, and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Corporation Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination (the “Business Combination Agreement”); or
     (4) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

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